EXHIBIT 99.1

May 5, 2011	FOR IMMEDIATE RELEASE
ADM ANNOUNCES APPOINTMENT OF DIRECTOR, DECLARES CASH DIVIDEND
     Archer Daniels Midland Company (NYSE: ADM) today announced that Terrell K. Crews, retired chief financial officer of Monsanto Company, has been appointed to its Board of Directors and to the board’s audit committee.
     “I’m confident that Terry’s deep global agribusiness experience and demonstrated success at helping to deliver outstanding shareholder value will enable him to make valuable contributions to our board,” said ADM Chairman, CEO and President Patricia A. Woertz.
     Crews retired from Monsanto in November 2009 following a 32-year tenure with the company that culminated in nearly a decade of service as its executive vice president and chief financial officer. Crews also served as CEO of Monsanto’s vegetable division from August 2008 until his retirement.
     Earlier, he was the global finance lead for Monsanto’s Global Seed Group, where he oversaw the financial integration of 11 acquired seed companies. And in 1997, he was appointed the company’s general auditor following assignments as controller for Latin America and as CFO of Monsanto’s Asia-Pacific operations.
     He holds a bachelor’s degree in accounting from Freed-Hardeman University and a master’s degree in management from the Kellogg School of Management at Northwestern University.
Cash Dividend Declared
     ADM’s Board of Directors also declared a cash dividend of 16 cents per share on the company’s stock payable on June 9, 2011, to Stockholders of record on May 19, 2011.
     This is ADM’s 318th consecutive quarterly payment, a record of 79 years of uninterrupted dividends. As of March 31, 2011, there were 637,739,915 shares of ADM stock outstanding.
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About ADM
     Every day, the 29,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 240 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2010, were $62 billion. For more information about our company and our products, visit www.adm.com.
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From:
ADM Media Relations
217/424-5413
media@adm.com